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                                                                      EXHIBIT 12
                        VANGUARD CELLULAR SYSTEMS, INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                                                                                SIX MONTHS
                                                          YEAR ENDED DECEMBER 31,                             ENDED JUNE 30,
                                      1990        1991        1992        1993        1994        1995       1994       1995
Earnings:
  Net Loss.......................   $(29,312)   $(32,713)   $(26,659)   $(18,998)   $(22,347)   $ (7,013)   $(4,298)   $(8,484)
  Add/(deduct):
    Extraordinary item...........         --          --          --       3,715       8,402          --         --         --
    Minority interest............       (359)       (309)       (304)        154         153           3         42        175
    Interest expense.............     19,754      19,292      16,177      15,389      22,126      38,293      9,121     17,982
    Interest component of rental
      expense....................        840       1,007       1,081       1,154       1,393       2,202        627        991
    Equity method losses of less
      than fifty percent owned
      investees..................         --          --          --          --          --       2,545         --         --
                                      (9,077)    (12,723)     (9,705)      1,414       9,727      36,030      5,492     10,664
Fixed Charges (1):
  Interest expense...............     19,754      19,292      16,177      15,389      22,126      38,293      9,121     17,982
  Capitalized interest...........      1,046         716         188         188         684       1,300        369        623
  Interest component of rental
    expense......................        840       1,007       1,081       1,154       1,393       2,202        627        991
                                      21,640      21,015      17,446      16,731      24,203      41,795     10,117     19,596
  Fixed charges in excess of
    earnings.....................   $(30,717)   $(33,738)   $(27,151)   $(15,317)   $(14,476)   $ (5,765)   $(4,625)   $(8,932)
Ratio (2)........................       (N/A)       (N/A)       (N/A)       (N/A)       (N/A)       (N/A)      (N/A)      (N/A)
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(1) The Company has no shares of preferred stock outstanding.
(2) Earnings for all periods were inadequate to cover fixed charges.
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